EXHIBIT 3.1

Amendment to Certificate of Incorporation

Effective October 1, 2008, Article First of the Company’s Certificate of Incorporation is amended to read in its entirety as follows: “FIRST: The name of the Corporation is Catalyst Health Solutions, Inc. (hereinafter sometimes referred to as the “Corporation”).”